Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)              Registration Statements and related prospectus (Form S-3 Nos. 333-165789, 333-145144, and 333-140525) of Global Partners LP, and

(2)              Registration Statements (Form S-8 Nos. 333-145579), pertaining to the Global Partners LP Long Term Incentive Plan;

of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Global Partners LP and the effectiveness of internal control over financial reporting of Global Partners LP, included in this Annual Report (Form 10-K) of Global Partners LP for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2011